Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC WELCOMES KAREN L. PARKHILL

AS ITS NEW CHIEF FINANCIAL OFFICER

Gary Ellis to Remain on Medtronic Executive Committee

Until Retirement in Fiscal Year 2017

DUBLIN – May 4, 2016 – Medtronic plc (NYSE: MDT) announced today the appointment of Karen L. Parkhill as executive vice president and chief financial officer (CFO), effective June 20, 2016. Parkhill will succeed Gary L. Ellis in the CFO role and will report to Medtronic CEO Omar Ishrak.

Today’s announcement concludes an external search process conducted by the company to ensure a seamless succession of the CFO portion of Ellis’s current responsibilities. As part of his planned succession, Ellis will remain on the Medtronic Executive Committee, assist with the transition of the CFO office, and will continue to lead the other key functions within his portfolio of responsibilities until his retirement.

Parkhill joins Medtronic from Comerica Incorporated (NYSE:CMA), where she served as vice chairman and CFO for the past five years. Parkhill was a member of Comerica’s Management Executive Committee and the Comerica Bank Board of Directors. She is also a member of the Board of Directors for the Methodist Health System in Dallas.

In her role as Medtronic’s CFO, she will serve on the company’s Executive Committee and be responsible for leading the Medtronic global finance organization and key supporting functions, including Treasury, Controller, Tax, Internal Audit, Investor Relations, Corporate Strategy, and Business Development.

“I am delighted to add someone with Karen’s deep expertise and insights to the Medtronic leadership team,” said Omar Ishrak, Medtronic chairman and CEO. “Given Karen’s extensive background across all of the major disciplines within finance, and her direct experience as an investment banker, CFO at JP Morgan’s Commercial banking business, and CFO at Comerica, I am confident in her ability to lead our global finance organization and believe she will be a strong representative to our investors and Wall Street. I look forward to the ideas and perspectives she will bring to our leadership team – including from her experience as a Director with the Methodist Health System - during this transformational time at Medtronic and in the healthcare industry.”

“I am extremely pleased to join Medtronic as CFO, a company with such a longstanding history and Mission of serving people with chronic disease around the world,” said Parkhill. “It is a true honor to join a company that is successfully delivering on this vital Mission, while also providing strong returns for its shareholders.”

Ellis to Continue to Provide Key Functional Leadership

Ellis is a 27-year veteran of Medtronic and has served as the CFO since 2005. He will remain a key member of the company’s Executive Committee, report to Ishrak, and will continue his leadership of the Global Operations, Information Technology and Facilities & Real Estate functions.

During Ellis’ tenure as CFO, the company’s market cap has nearly doubled to over $110 billion. In addition, Ellis played an instrumental leadership role in the company’s recent Covidien acquisition, the largest ever in the history of the medical technology industry.

“Although Gary will continue in a critical leadership role at Medtronic, I cannot thank Gary enough for the leadership he provided Medtronic over the past 11 years as CFO,” said Ishrak. “Gary has helped lead Medtronic to tremendous growth and global expansion over his tenure, which has translated into extremely meaningful returns for our shareholders. We are grateful that he will remain with us to help us achieve key integration objectives of the Covidien acquisition and transition Karen into the CFO role.”

About Karen Parkhill

Parkhill’s financial experience spans more than 25 years. She joined Comerica in 2011 as CFO and had direct management of Finance, overseeing Accounting, Business Finance, Corporate Planning and Development, Investor Relations, Treasury as well as Economics, with responsibility for all financial reporting.

Parkhill joined Comerica from JP Morgan Chase & Co., where she served as CFO for the Commercial Banking business from 2007 to 2011. She joined JP Morgan in 1992 in the Investment Bank and held various positions of increasing scope and responsibility, from an Associate in the Mergers and Acquisitions Group to a Managing Director in the Investment Banking Coverage Group.

Parkhill earned bachelor’s degrees in business administration and mathematics from Southern Methodist University in Dallas and an MBA from the University of Chicago Booth School of Business. She is a member of the International Women’s Forum and serves as a National Trustee for the Boys and Girls Club of America. Parkhill was recently named one of the “Top 25 Most Powerful Women in Banking” by American Banker Magazine.

About Medtronic

Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 85,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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